September 30, 2004

Mr. Richard Gabriel
President & CEO
DNAPrint genomics, Inc.
900 Cocoanut Avenue
Sarasota, FL 34236

Dear Mr. Gabriel:

      This will confirm our understanding that The Wall Street Group, Inc. ("WSG") has been retained as financial public relations counsel to DNAPrint genomics, Inc. ("DNAPrint"), beginning September 30, 2004 and continuing until cancelled as hereinafter provided. As consideration for the services provided by WSG to DNAPrint, as defined more specifically on Exhibit "A" attached, WSG will receive a cash fee of $7,500 per month, payable in advance on the first day of each month, plus reimbursement of reasonable and customary out-of-pocket expenses, payable on receipt of an itemized statement detailing the incurred expenses. As further consideration, DNAPrint grants WSG's affiliate, Wall Street Consultant's, Inc. ("WSC") a five-year stock option, with piggyback registration rights as more fully set forth below, on as many shares as could be purchased on the open market for $100,000 at the closing bid price on September 24, 2004, which option shall be evidenced by an option agreement in the form attached hereto as Exhibit B. This contract may be cancelled by either party on ninety
(90) days written notice.

      At the conclusion of 12 months, should this contract not be canceled by either party on 90 days prior written notice, or modified, by mutual agreement, the same terms will pertain to the next 12 month period, except that WSC will be granted an additional five-year option on as many shares as could be bought for $100,000 using as the exercise price, the closing bid price (or last sale price if the common stock shall be listed on a national securities exchange) of the common stock on the anniversary of the date of this Agreement. Each year thereafter, this additional option grant and formula will be maintained, until this agreement shall be canceled or modified, with each such option to be on the terms and conditions of Exhibit A attached hereto.

      DNAPrint agrees, with respect to all options granted under this contract that for so long as such options remain exercisable and for a period of two years thereafter, whenever DNAPrint proposes to file with the Securities and Exchange Commission a registration statement (other than as to securities issued pursuant to an employee benefit plan or as to a merger, acquisition or similar transaction subject to Rule 145 promulgated under the Securities Act of 1933, as amended), DNAPrint shall, at least 30 days prior to such filing, give written notice of the proposed filing to WSC (or its successor or assigns, as the case may be) setting forth the facts with respect to such proposed filing, and offer to include in any such filing all of the shares subject to such options, provided that DNAPrint receives a request at least 10 days prior to the proposed filing date. All fees, disbursements and out-of-pocket expenses in connection with the filing of any registration statement and in complying with applicable securities and blue sky laws shall be borne by DNAPrint, all as more fully set forth in the option agreement.

      This agreement can be canceled by either party on ninety (90) days written notice. Should this agreement be canceled earlier than one year from the date hereof as reflected below, WSC will return to DNAPrint a prorated portion of the five-year stock option, which portion shall be based on the number of days remaining in the twelve month retainer period. For this purpose (and all other purposes of this agreement), the ninety (90) day period following notice of termination shall be considered part of the retainer period.

      It is understood that during the 90 day period following notice of termination, DNAPrint will continue to honor its fee arrangement to WSG, including reimbursement of reasonable expenses, and that WSG will continue to work on behalf of DNAPrint.

      In addition to introductions to brokers, analysts, money managers, funds and institutions, WSG, will introduce DNAPrint to financing and investment banking sources that can potentially assist in raising capital. If WSG is successful in raising capital for DNAPrint through sources which have not previously been introduced to DNAPrint or any of its officers, directors, employees or consultants, it shall receive a 3.0% success fee of any additional funds raised.

      Any disputes arising under or in connection with the interpretation of this Agreement or the rights and obligations of the parties hereto shall be resolved by arbitration in the City of New York under the rules of the American Arbitration Association then obtaining. The decision of the arbitrator(s) shall be final and binding, and judgment may be entered thereon in the Supreme Court of the State of New York or in the United States District Court for the Southern District of New York or any court having jurisdiction. The costs and expenses, including counsel fees, shall be borne by each of the parties or as the arbitrator(s) may determine at the request of any party.

      As financial public relations counsel WSG must rely upon the accuracy and completeness of the information supplied by DNAPrint and its officers and directors. DNAPrint assumes full responsibility for the accuracy and completeness of such information. DNAPrint agrees to indemnify WSG and pay WSG's reasonable costs and expenses (including, without limitation, attorneys' fees and costs) in any suit or proceeding arising out of any materially inaccurate information provided by DNAPrint or any of its officers, directors, agents or employees to WSG. Additionally, WSG agrees to issue no press releases on behalf of DNAPrint which have not been cleared or reviewed by Mr. Richard Gabriel or any other corporate officer he may designate.

      If this agreement meets with your approval, please sign one copy and return it to me, along with a check representing the first month's fee and the completed Stock Option Agreement while retaining the other copy for your files.

                                  Very truly yours,


                                  Donald Kirsch
                                  President

DK/jg

AGREED TO:

DNAPrint genomics, Inc.


By:
   -------------------------------------------
   Richard Gabriel
   President & CEO

Dated:
      ----------------------------------------